THIRD AMENDMENT
TO
Camden National Corporation
2012 Equity and Incentive Plan

A.	The Camden National Corporation 2012 Equity and Incentive Plan (the “Plan”), is hereby amended as follows:
1.Section 16(d) of the Plan is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof:
“(1) If the grantee’s Service terminates due to Retirement, and on the date of Retirement the grantee is at least sixty-five (65) years old and has been employed by the Company or a Subsidiary for at least five (5) consecutive years, then any Award held by the grantee shall become fully vested and exercisable, and any Stock Option held by the grantee may be exercised by the grantee for a period of twelve (12) months from the date of Retirement or until the last day of the original term of the Stock Option, if earlier.
(2) If the grantee’s Service terminates due to Retirement, and on the date of Retirement the grantee is not at least sixty-five (65) years old and/or has not been employed by the Company or a Subsidiary for at least five (5) consecutive years, then any Award held by the grantee shall be vested or exercisable only to the extent vested or exercisable on the date of Retirement. Any shares of Restricted Stock held by the grantee that are not vested on the date of Retirement shall be subject to an optional repurchase right of the Company at the original purchase price. Any vested Stock Option held by the grantee shall be exercisable by the grantee for a period of twelve (12) months from the date of Retirement or until the last day of the original term of the Stock Option, if earlier.”

B.	Except as otherwise so amended, the Plan is confirmed in all other respects.
C.The effective date of this Amendment is as of April 24, 2018.